CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to shareholders of the TIAA-CREF Life Growth Equity Fund, Life Growth & Income Fund, Life Large-Cap Value Fund, Life Real Estate Securities Fund, Life Small-Cap Equity Fund, Life Social Choice Equity Fund, Life Stock Index Fund, Life International Equity Fund, Life Bond Fund, and Life Money Market Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

April 28, 2014